CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GOLDMERX, INC.

13327 Bradley Ave.

Sylmar, California 91342

We hereby consent to the use of our audit report dated March 7, 2014 in this Registration Statement on Form S-1, with respect to the balance sheets of Goldmerx, Inc. as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2013, for the period from February 28, 2012 (Inception) to December 31, 2012 and for the period from February 28, 2012 (Inception) to December 31, 2013. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC

Suffern, New York

March 7, 2014